Exhibit 1.1

Execution Version

SECOND AMENDMENT TO UNDERWRITING AGREEMENT

THIS SECOND AMENDMENT TO UNDERWRITING AGREEMENT (this “Amendment”) is made and entered into as of October 16, 2023 by and between Perception Capital Corp. II, a Cayman Islands exempted company (the “Company”), and Jefferies LLC (“Jefferies”), and amends that certain underwriting agreement, dated as of October 27, 2021, amended by that certain first amendment to underwriting agreement, dated as of March 23, 2023 (as amended, the “Underwriting Agreement”), by and between the Company and Jefferies, as representative of the several underwriters named therein (collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

WHEREAS, the Parties desire to amend certain provisions of the Underwriting Agreement pursuant to Section 19 of the Underwriting Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Amendments to the Underwriting Agreement. Effective as of the execution hereof,

(a) Clauses (1) and (2) of Section 2(e)(i) of the Underwriting Agreement are hereby deleted and replaced with the following:

(1)	[Reserved.]

(2)

Subject to clause (4) below, the Closing Deferred Cash Payment (as defined below) payable in cash to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters, upon the closing of the initial Business Combination shall be equal to $1,500,000 (the “Closing Deferred Cash Payment”) with the remaining $4,135,000 of the Deferred Discount (the “Deferred Cash Obligation”) being due and payable in cash to Jefferies LLC, individually and not as the Representative of the Underwriters, for its own account only and not on behalf of or for the accounts of the several Underwriters, no later than twenty-four (24) months following the consummation of the Business Combination.

(b) A new paragraph c. of Section 2(e)(i)(5) of the Underwriting Agreement is hereby added immediately after paragraph b. of Section 2(e)(i)(5) of the Underwriting Agreement, which shall read as follows:

c.

Notwithstanding anything to the contrary in this Agreement but subject to paragraph b. of this Clause (5), if the Registration Statement in respect of any Registrable Shares is not declared effective by the Commission by the Effectiveness Deadline, then in addition to any other rights Jefferies LLC may have hereunder or under applicable law, commencing on the business day immediately following the Effectiveness Deadline (the “Trigger Date”) and on each monthly anniversary of the Trigger Date thereafter (if the Registration Statement has not been declared effective by the Commission by such monthly anniversary of the Trigger Date) until the

Registration Statement is declared effective by the Commission, the Company shall pay to Jefferies LLC an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate Deferred Stock Purchase Price of all Registrable Shares (which amount shall be prorated for any period less than one month); provided, that in no event shall the aggregate partial liquidated damages payable to Jefferies LLC under this Section 2(e)(i)(5)(c) exceed an amount equal to the Deferred Cash Obligation. The Company agrees to reimburse Jefferies LLC for all of its reasonable and documented out-of-pocket expenses, including reasonable and documented legal counsel fees, incurred by Jefferies LLC to enforce its rights under this paragraph c.

2. No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Underwriting Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Underwriting Agreement.

3. References.

(a) All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Underwriting Agreement shall refer to the Underwriting Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Underwriting Agreement (as amended hereby) and references in the Underwriting Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to October 27, 2021.

4. Amendments. This Amendment may be amended or modified in whole or in part only by a duly authorized agreement in writing in the same manner as this Amendment, which makes reference to this Amendment and which shall be executed by all parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

PERCEPTION CAPITAL CORP. II

By:	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	Chief Executive Officer

[Signature Page to Amendment to Underwriting Agreement]

JEFFERIES LLC

By:	/s/ Tina Pappas
Name:	Tina Pappas
Title:	Managing Director

[Signature Page to Amendment to Underwriting Agreement]